                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

NAME                                                          JURISDICTION OF INCORPORATION
----                                                          -----------------------------
BioSphere Medical Inc. (55% owned subsidiary of Sepracor)...  Delaware
Sepracor Canada Holdings, Inc. (100% owned subsidiary of
  Sepracor).................................................  Delaware
Sepracor Canada Limited (100% owned subsidiary of Sepracor
  Canada Holdings, Inc.)....................................  Canada
Sepracor Securities Corporation (100% owned subsidiary of
  Sepracor).................................................  Massachusetts
Sepracor, N.V. (100% owned subsidiary of Sepracor)..........  Netherlands Antilles